Exhibit 99.1

PRESS RELEASE
ARUBA NETWORKS APPOINTS WILLEM ROELANDTS TO BOARD OF DIRECTORS
Roelandts Has Strong Experience In Creating Global Companies That Are Built To Last
SUNNYVALE, Calif., November 10, 2008 – Aruba Networks, Inc. (NASDAQ: ARUN), a global leader in wireless LANs and secure mobility solutions, today announced the appointment of Willem “Wim” Roelandts to its Board of Directors. Currently Chairman of the Board at Xilinx, Inc., and a board member at Applied Materials, Roelandts has deep experience building innovative, lasting technology companies with a global business focus.
Under Roelandts’ leadership as CEO of Xilinx, the company developed a culture of engineering innovation and a management philosophy focused on building value-based products. This approach to business was lauded by FORTUNE Magazine, which ranked Xilinx in its Top 10 list of the “100 Best Companies to Work For” from 2002 to 2005.
Prior to his tenure at Xilinx, Roelandts had a 30-year management career at Hewlett-Packard Co., where he served as senior vice president responsible for all aspects of HP’s then $6 billion worldwide computer systems business.
In November 2007, Roelandts assumed the post of chairman of the Semiconductor Industry Association (SIA), the leading voice for the semiconductor industry since 1977. He has served on the board of directors for Applied Materials, Inc. since 2004, and for more than four years was chairman of the board of the Fabless Semiconductor Association (FSA).
Roelandts holds a bachelor’s degree in electrical engineering from Rijks Hogere Technische School in Anderlecht, Belgium.
“Wim brings with him strategic and line management experience in creating companies that are built to last,” said Dominic Orr, Aruba’s president and CEO. “His background in global business and product diversification background will serve us well as we exploit the cost and technical benefits of Aruba’s best-in-class solutions in both the domestic and international markets.”
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About Aruba Networks
People move. Networks must follow. Aruba securely delivers networks to users, wherever they work or roam. Our mobility solutions enable the Follow-Me Enterprise that moves in lock-step with users:
•	Adaptive 802.11a/b/g/n Wi-Fi networks optimize themselves to ensure that users are always within reach of mission-critical information;

Aruba Networks appoints Willem Roelandts To Board of Directors / Page 2
•	Identity-based security assigns access policies to users, enforcing those policies whenever and wherever a network is accessed;
•	Remote networking solutions and fixed mobile convergence ensure uninterrupted access to applications as users move;
•	Multi-vendor network management provides a single point of control while managing both legacy and new wireless networks from Aruba and its competitors.
The cost, convenience, and security benefits of our secure mobility solutions are fundamentally changing how and where we work. Listed on the NASDAQ and Russell 2000® Index, Aruba is based in Sunnyvale, California, and has operations throughout the Americas, Europe, Middle East, and Asia Pacific regions. To learn more, visit Aruba at http://www.arubanetworks.com.
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Media Contacts

Michael Tennefoss	Patty Oien
Aruba Networks, Inc.	Breakaway Communications
+1-408-754-8034	+1-415-358-2482
mtennefoss@arubanetworks.com	poien@breakawaycom.com
© 2008 Aruba Networks, Inc. AirWave®, Aruba Networks®, Aruba Mobility Management System®, Bluescanner, For Wireless That Works®, Mobile Edge Architecture, People Move. Networks Must Follow., RFProtect, The All Wireless Workplace Is Now Open For Business, Green Island, and The Mobile Edge Company® are trademarks of Aruba Networks, Inc. All rights reserved.